Exhibit 99.1

August 3, 2017

SRC Energy Inc. Reports Second Quarter 2017 Financial and Operating Results

Denver--(Marketwired - 8/3/2017) -- SRC Energy Inc. (NYSE Amex: SRCI) (“SRC”, the “Company”, “we”, “us” or “our”), a U.S. oil and gas exploration and production company with operations focused on the Greater Wattenberg Field in the Denver-Julesburg Basin, reports its financial and operating results for the three and six months ended June 30, 2017.

Second Quarter 2017 Highlights

•	Revenues were $75.0 million for the three months ended June 30, 2017

•	Net income was $27.9 million or $0.14 per diluted share for the three months ended June 30, 2017

•	Adjusted EBITDA was $55.9 million for the three months ended June 30, 2017 (see further discussion regarding the presentation of adjusted EBITDA in "About Non-GAAP Financial Measures" below)

Second Quarter 2017 Financial Results

The following tables present certain per unit metrics that compare results of the corresponding reporting periods:

	Three Months Ended			Six Months Ended
Net Volumes	6/30/2017	6/30/2016	% Chg.*	6/30/2017	6/30/2016	% Chg.*
	3-Stream	2-Stream		3-Stream	2-Stream
Crude Oil (MBbls)	1,262	508	148%	1,942	1,035	88%
Natural Gas Liquids (MBbls)	662	—	NM	1,005	—	NM
Natural Gas (MMcf)	6,264	3,015	108%	9,710	6,136	58%
Sales Volumes: (MBOE)	2,969	1,010	194%	4,566	2,057	122%
Average Daily Volumes
Daily Production (BOE/day)	32,624	11,098	194%	25,224	11,304	123%
Product Price Received
Crude Oil ($/Bbl)	$41.15	$35.06	17%	$41.75	$29.37	42%
Natural Gas Liquids ($/Bbl)	$13.18	—	NM	$14.12	—	NM
Natural Gas ($/Mcf)	$2.29	$2.04	12%	$2.42	$1.93	25%
Average Realized Price ($/BOE)	$25.28	$23.71	7%	$26.03	20.52	27%
Per Unit Cost Information ($/BOE)
Lease Operating Exp.	$1.69	$6.77	(75)%	$1.92	5.42	(65)%
Production Tax	$3.19	$2.12	50%	$2.39	1.93	24%
DD&A Expense	$8.90	$11.16	(20)%	$8.69	11.36	(24)%
Total G&A Expense	$2.56	$7.45	(66)%	$3.46	7.28	(52)%
* SRC began reporting on a 3-Stream basis in the first quarter of 2017 therefore some prior year comparisons may not be meaningful.

Oil, natural gas and natural gas liquids revenues for the three months ended June 30, 2017 increased 213% compared to the three months ended June 30, 2016. This was due to a 194% increase in sales volumes combined with a 7% improvement in average realized sales price per BOE. As of June 30, 2017, substantially all of SRC's production was from horizontal wells.

During the three months ended June 30, 2017, SRC experienced decreased production expenses compared to the three months ended June 30, 2016 on an aggregate and per-unit basis. Unit operating costs benefited from larger volumes of early production from horizontal wells turned to sales during the quarter. The consolidation of the Company's operations into a more centralized geographic operating area, and a 28% reduction in SRC's net number of vertical wells through divestitures and plugging activities also contributed to lower aggregate and per-unit LOE costs.

The Company's 2017 second quarter net income totaled $27.9 million, or $0.14 per diluted share compared to a net loss of $153.8 million or $(0.89) per diluted share in the year ago quarter. The three months ended June 30, 2016 was impacted by an impairment charge of $144.1 million. Adjusted EBITDA in the second quarter was $55.9 million as compared to $11.2 million in the year ago quarter.

Operational Highlights

Second Quarter 2017 Operating Activity
	Lateral Length	# of wells on Pad	WI %	# of Wells Drilled	# of Wells Completed	# of Wells Turned to Sales
Evans West Pad	2 LL/ 3 XL	11	96%			5
Williams	ML	8	100%		8	8
Kawata Pad	ML	10	67%		6	10
Orr Pad	ML	12	96%		12
Orr State Pad	ML	12	95%		6
Goetzel Pad	ML	12	77%	11	4
Hood Pad	ML	12	84%	12
Beebe Pad	ML	12	71%	6
Leffler Pad	LL	12	84%	3
Total wells				32	36	23
ML ~7,500' LL ~10,000' XL ~12,000'

SRC has entered into an agreement with another operator to trade approximately 4,000 net acres of the Company's non-contiguous acreage for a like number of acres within the Company’s core acreage position, further consolidating SRC's development area. This transaction is expected to close in the third quarter of 2017.

Management Comment

Lynn A. Peterson, Chairman and CEO of SRC Energy Inc., commented, "although we discuss it frequently at conferences and in meetings, the quality of our acreage and the strength of our team is now very evident in our production growth over the last few quarters. As we press forward with our development plan, we will continue to search for opportunities to enhance the value of our assets while maintaining the ability to flex our activity levels up or down, which is a critical strategic objective. We continue to believe that the Company is well positioned to respond to changing market conditions going forward."

Concluding, Mr. Peterson added, "Our execution year-to-date has been outstanding, and I want to commend our entire team as well as the service providers we depend upon. Looking forward, as the midstream infrastructure evolves in the DJ Basin, we continue to work closely with SRC's partners to ensure our plans can continue to be executed in a timely manner. The expansion of the natural gas processing and oil gathering infrastructure over the next few months and years are crucial steps for all active operators in the DJ Basin, and we look forward to the added predictability that it will bring."

Conference Call

The Company will host a conference call on Friday, August 4, 2017 at 11:00 a.m. Eastern time (9:00 a.m. Mountain time) to discuss the results. The call will be conducted by Chairman and CEO Lynn A. Peterson, CFO James Henderson, Chief Development Officer Nick Spence, Chief Operations Officer Mike Eberhard, and Manager of Investor Relations John Richardson. A Q&A session will immediately follow the discussion of the results for the quarter. Please refer to SRC's website at www.srcenergy.com for the most recent corporate presentation and other news and information.

Dial-in (Toll-Free): (877) 407-9122
Dial-in (International): (201) 493-6747

Replay Information:

Conference ID #: 411931
Replay Dial-In (Toll Free):  877-660-6853
Replay Dial-In (International):  201-612-7415
Expiration Date:  8/18/17

Webcast URL:  http://srcenergy.equisolvewebcast.com/q2-2017

About SRC Energy Inc.

SRC Energy Inc. is a domestic oil and natural gas exploration and production company. SRC's core area of operations is in the Wattenberg Field of the Denver-Julesburg Basin. The Denver-Julesburg Basin encompasses parts of Colorado, Wyoming, Kansas and Nebraska. The Company's corporate offices are located in Denver, Colorado. More company news and information about SRC is available at www.srcenergy.com.

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. The use of words such as "believes", "expects", "anticipates", "intends", "plans", "estimates", "should", "likely", “guidance” or similar expressions indicates a forward-looking statement. Forward-looking statements herein include statements regarding future transactions, plans and midstream issues. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. Certain material factors or assumptions were applied in drawing a conclusion or making a forecast or projection as reflected in the forward-looking information. The identification in this press release of factors that may affect the Company's future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Factors that could cause the Company's actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to: the success of the Company's exploration and development efforts; the price of oil and gas; worldwide economic situation; change in interest rates or inflation; willingness and ability of third parties to honor their contractual commitments; the availability of adequate midstream infrastructure, the Company's ability to raise additional capital, as it may be affected by current conditions in the stock market and competition in the oil and gas industry for risk capital; the Company's capital costs, which may be affected by delays or cost overruns; costs of production; environmental and other regulations, as the same presently exist or may later be amended; the Company's ability to identify, finance and integrate any future acquisitions; the volatility of the Company's stock price; and the other factors described in the “Risk Factors” sections of the Company’s filings with the Securities and Exchange Commission, all of which are incorporated by reference in this release.

Company Contact:
John Richardson (Investor Relations Manager)
SRC Energy Inc.
Tel 720-616-4308
E-mail: jrichardson@srcenergy.com

Reconciliation of Non-GAAP Financial Measures
We define adjusted EBITDA, a non-GAAP financial measure, as net income (loss) adjusted to exclude the impact of the items set forth in the table below. We exclude those items because they can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, and the method by which the assets were acquired. We believe that adjusted EBITDA is widely used in our industry as a measure of operating performance and may also be used by investors to measure our ability to meet debt covenant requirements. The following table presents a reconciliation of adjusted EBITDA to net income (loss), its nearest GAAP measure:

SRC ENERGY INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands)

	Three Months Ended June 30,
	2017	2016
Adjusted EBITDA:
Net income (loss)	$27,936	$(153,848)
Depreciation, depletion, and accretion	26,427	11,274
Full cost ceiling impairment	—	144,149
Income tax expense	—	101
Stock-based compensation	2,685	2,392
Mark-to-market of commodity derivative contracts:
Total gain on commodity derivatives contracts	(1,328)	5,704
Cash settlements on commodity derivative contracts	153	1,592
Cash premiums paid for commodity derivative contracts	—	—
Interest income, net of interest expense	(20)	(167)
Adjusted EBITDA	$55,853	$11,197

Condensed Consolidated Financial Statements
Condensed consolidated financial statements are included below. Additional financial information, including footnotes that are considered an integral part of the condensed consolidated financial statements, can be found in SRC's Quarterly Report on Form 10-Q for the period ended June 30, 2017, which is available at www.sec.gov.

SRC ENERGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)

ASSETS	June 30, 2017	December 31, 2016
Current assets:
Cash and cash equivalents	$36,677	$18,615
Other current assets	72,011	35,569
Total current assets	108,688	54,184

Oil and gas properties and other equipment	1,062,428	908,736
Goodwill	40,711	40,711
Other assets	21,806	20,482

Total assets	$1,233,633	$1,024,113

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities	158,297	92,240

Revolving credit facility	90,000	—
Notes payable, net of issuance costs	76,010	75,614
Asset retirement obligations	12,673	13,775
Other liabilities	2,286	1,745
Total liabilities	339,266	183,374

Shareholders' equity:
Common stock and paid-in capital	1,155,113	1,149,199
Retained deficit	(260,746)	(308,460)
Total shareholders' equity	894,367	840,739

Total liabilities and shareholders' equity	$1,233,633	$1,024,113

SRC ENERGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in thousands)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net income (loss)	$47,816	$(205,249)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, and accretion	39,656	23,366
Full cost ceiling impairment	—	189,770
Other, non-cash items	887	13,586
Changes in operating assets and liabilities	(13,901)	(9,238)
Net cash provided by operating activities	74,458	12,235

Cash flows from investing activities:
Acquisitions of oil and gas properties and leaseholds	(29,998)	(498,701)
Capital expenditures for drilling and completion activities	(178,606)	(46,009)
Other capital expenditures	(12,695)	(1,402)
Cash held in escrow	(1,546)	(18,212)
Proceeds from sales of oil and gas properties	77,155	23,496
Net cash used in investing activities	(145,690)	(540,828)

Cash flows from financing activities:
Equity financing activities	(451)	543,092
Debt financing activities	89,745	(2,364)
Net cash provided by financing activities	89,294	540,728

Net increase in cash and equivalents	18,062	12,135
Cash and equivalents at beginning of period	18,615	66,499
Cash and equivalents at end of period	$36,677	$78,634

SRC ENERGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Oil, natural gas, and NGL revenues	$75,036	$23,947	$118,826	$42,220
Sales of purchased oil	—	—	1,268	—
Total revenues	75,036	23,947	120,094	42,220

Expenses:
Lease operating expenses	5,018	6,845	8,740	11,144
Production taxes	9,464	2,137	10,930	3,970
Costs of purchased oil	—	—	1,518	—
Depreciation, depletion, and accretion	26,427	11,274	39,656	23,366
Full cost ceiling impairment	—	144,149	—	189,770
Unused commitment charge	—	232	669	300
General and administrative	7,605	7,520	15,805	14,963
Total expenses	48,514	172,157	77,318	243,513

Operating income (loss)	26,522	(148,210)	42,776	(201,293)

Other income:
Commodity derivatives gain (loss)	1,328	(5,704)	4,707	(4,024)
Interest expense, net	—	—	—	—
Interest income	20	157	31	165
Other income	66	10	302	4
Total other income	1,414	(5,537)	5,040	(3,855)

Income (Loss) before income taxes	27,936	(153,747)	47,816	(205,148)

Income tax expense	—	101	—	101
Net income (loss)	$27,936	$(153,848)	$47,816	$(205,249)

Net income (loss) per common share:
Basic	$0.14	$(0.89)	$0.24	$(1.40)
Diluted	$0.14	$(0.89)	$0.24	$(1.40)

Weighted-average shares outstanding:
Basic	200,831,063	172,013,551	200,769,817	146,703,144
Diluted	201,224,172	172,013,551	201,266,609	146,703,144

Released 8/3/2017